Exhibit 99.1

Enabling the Hyper-Connected World

Q4 2020 & Full Year 2020

Stockholder Report

Q4 2020 & Full Year 2020 Stockholder Report

Contents

03	Stockholder Report

03	Transformation Delivering Results

05	Technology and Market Dynamics

07	Global Expansion and Sales Leadership Appointments

08	Strategic Board of Directors Appointments

09	New Product Introduction and Margin Expansion Roadmap

10	Portfolio Enhancements and Product Innovation

13	Fourth Quarter and Full-Year Financial Results

16	Balance Sheet Highlights

17	First Quarter 2021 and Full Year 2021 Guidance

18	Summary

18	Conference Call and Details

18	Investor Inquiries

19	About DZS

19	Forward-Looking Statements

19	Use of Non-GAAP Financial Information

21	Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

22	Unaudited Condensed Consolidated Balance Sheets

23	Unaudited Reconciliation of GAAP to Non-GAAP Results

25	Unaudited Reconciliation of GAAP to Non-GAAP Guidance

   | 2

Q4 2020 & Full Year 2020 Stockholder Report

Monday, February 22, 2021

DZS Stockholders and Prospective Stockholders,

We are pleased to share our market, business, and financial stockholder report for the fourth quarter and full year of 2020. In this report, we will highlight our global business, the success we achieved in 2020, and our outlook for 2021 and beyond.

Our intelligent, packet-based mobile transport and broadband access converged- edge solutions delivered quarterly revenue in the fourth quarter of 2020 of $88.7 million, compared with $77.6 million in the fourth quarter of 2019, representing a 14% year-over-year increase. Combined with third quarter record setting revenue of $93.9 million, second half revenue results represented the best two consecutive revenue quarters in the company’s history, and a 22% increase compared to the same period in 2019.

Transformation Delivering Results

Over the past six months, we have transformed our innovation priorities and operational fundamentals as well as the DZS brand.

During this period, DZS extensively reshaped its executive leadership team, and upgraded approximately 50 sales, R&D, product line management (PLM), supply chain, finance, and IT resources. We realigned and accelerated research and development activities associated with our mobile transport, fixed broadband and connected premises portfolio, and completed a thorough rationalization of our people, products, operations, and IT systems. We enhanced our customer base, which at the close of Q4 comprised 10 of the top 25 wireline and wireless telecommunications service providers in the world. Tier I mobile and fixed broadband communications service providers represented 58% of our Q4 revenue.

On Jan. 20, 2021, we announced our intention to acquire Optelian, a coherent optics technology innovator specializing in 5G mobile transport solutions with marquee customers in North America, and just 16 days later on Feb. 5, 2021, we announced the closing of this transaction. In addition, on Jan. 26, 2021, we closed a $64 million follow-on equity offering, enabling us to reduce debt and strengthen our balance sheet to support future growth initiatives.

RAN Market Forecast— 5G Continues to Increase Through 2024: Omdia Mobile Infrastructure 3Q20

...second half revenue results represented the best two consecutive revenue quarters in the company’s history.

   | 3

Q4 2020 & Full Year 2020 Stockholder Report

During this time of transition, we have continued to execute as well as foster the growth of a rapidly emerging area of business—mobile transport. Our record revenues in the second half of 2020 were appreciably influenced by the growth of our mobile edge access transport business. Two of our largest customers during this period were primarily consuming our leading mobile transport products. An additional proof point of our accelerated traction in this market segment was announced on Feb. 2, 2021, when DZS eclipsed 1.5 million mobile access ports shipped globally. With six of the world’s top 20 mobile service providers deploying our xHaul solutions, and DZS fronthaul and backhaul technology at the heart of the industry’s first commercial Open Radio Access Network (O-RAN) deployment at Rakuten that has already scaled to over 2 million subscribers, our mobile transport portfolio is continuing to gain traction and points to a promising new growth vector for the company.

Open vRAN Market Grows Rapidly Through 2024: Omdia Mobile Infrastructure 3Q20

DZS eclipsed 1.5 million mobile access ports shipped globally.
...mobile revenue grew approximately 150% year- over-year...

DZS revenue for full year 2020 of $300.6 million was relatively flat compared with 2019, although our mobile revenue grew approximately 150% year-over-year, delivering $78 million, or 26%, of full year 2020 revenue. Total revenue in the second half of 2020 increased 22% over the same period in 2019.

For DZS, 2H20 Was Disproportionately Strong Relative to Historical Comparisons

   | 4

Q4 2020 & Full Year 2020 Stockholder Report

With a substantial and growing 5G mobile edge access transport business, DZS is effectively diversifying its traditional fixed broadband and enterprise segment revenue and is focused on advancing its strategic technology partnership with Tier I marquee communications service providers around the world. DZS is one of a limited few full scale end-to-end broadband access suppliers not based in China. We believe that mobile and fixed broadband networks will be increasingly essential to the evolution of broadband services, especially with the micro-cell densification requirements associated with 5G networks. We expect that DZS innovation and technology alignment regarding open and standards-based solutions is a differentiator for global communications service providers and with the dynamically evolving supplier ecosystem.

Technology and Market Dynamics

With the expansion of the DZS mobile edge access portfolio (including newly acquired Optelian mobile cell-site backhaul solutions), the global geopolitical security concerns and bans, the U.S. Rural Digital Opportunity Fund (RDOF), the U.S. Secure & Trusted Communications Act as well as the acceleration of open networks initiatives, the outlook for 5G virtualized O-RAN and high-speed fiber access solutions is encouraging. In addition, the pandemic (promoting a new balance of working from home and office) and the escalating competitive environment among communications service providers to retain and secure consumer and enterprise business have accelerated the timeline to deliver high-speed mobile and fixed broadband services.

Demand for broadband connectivity soared in 2020 as the pandemic lockdown caused employees, students, consumers, and patients to rely on broadband access for work, education, entertainment, and healthcare. Service providers around the world experienced internet access traffic demands that increased network usage by nearly 50% in the first quarter of 2020. We anticipate that the broadband upgrade cycle will continue for many years to come and will be accelerated by government programs such as RDOF, increased broadband competition (5G, cable, and fixed wireless), as well as emerging software defined architectures and new revenue generating business models enabled by software-based tools.

As Network Usage Dependency Has Increased, Fixed Broadband Access Equipment Revenue is Forecasted to Increase: Omdia Broadband Access Equipment Market Forecast 2019-2025

Demand for broadband connectivity soared in 2020... ...internet access traffic demands that increased network usage by nearly 50% in the first quarter of 2020.

   | 5

Q4 2020 & Full Year 2020 Stockholder Report

Fiber-based Passive Optical Networking (PON) Will Drive the Majority of Broadband Access Equipment Revenue Increases Through 2025: Omdia Broadband Access Equipment Market Forecast 2018-2025
Today, DZS supports customers in ~100 countries...

These market and technology conditions underpin favorable tailwinds for the 5G and fixed broadband market and the technology suppliers participating in this market over the next 5+ years. DZS differs from many of its peers as a U.S. headquartered company in Plano, Texas, and with global research and development, supply chain, and sales and services around the world. Today, DZS supports customers in ~100 countries leveraging its global footprint across the United States, Canada, Europe, Middle East, South Korea, Japan, Vietnam, and India, with Centers of Excellence in the United States, Canada, Europe and Asia. DZS expects to continue to foster and leverage cutting-edge innovation spanning the various regions to lead and stay ahead of its competition.

As a pioneer in mobile edge access and fixed broadband access solutions, fostering and aligning with open standards supporting O-RAN, Broadband Forum, and Metro Ethernet Forum reference architectures, DZS is well-positioned to capitalize on the global shift towards multi-vendor environments and open networks. As markets around the world deemphasize Chinese suppliers due to network security concerns, the potential to expand our mobile and fixed broadband solutions footprint improves.

The world map below shows a wide range of countries that have officially declared a shift away from Chinese suppliers or are considering action.

The Number of Countries that Have Banned or Cancelled Projects Due to Huawei Security Concerns Continues to Expand. Source: New Statesman (NS Tech) and DZS analysis

   | 6

Q4 2020 & Full Year 2020 Stockholder Report

The United States, countries within Western Europe, Japan, India, and Australia lead a growing list of countries that have instituted China OEM supplier bans, representing a significant portion of the world’s mobile and fixed broadband access equipment capital spend. The Chinese bans and deemphasis have become a catalyst for DZS to coexist, cap & grow, and/or replace Chinese OEM equipment.

Bill Ko: Executive Vice President Sales—Asia Jay Hilbert: Executive Vice President Sales—AEMEA

Global Expansion and

Sales Leadership Appointments

To maximize our total sales potential across Asia, DZS recently appointed Bill Ko to lead Asia sales. Prior to joining DZS, Bill led Asia sales for Arris Group and ADC Telecommunications.

DZS added seven new customers during the fourth quarter, bringing the total number of new customers to 35 for the full year 2020.

With more than 20 million products in service and with customers spanning more than 100 countries, DZS is a trusted supplier recognized for its market-leading innovation across a wide global footprint with areas of deep market penetration.

In North America, DZS is leveraging a newly enhanced sales force to actively engage with mobile and fixed broadband service providers, utility providers, fiber overbuilders, and a diverse range of enterprises. Among the opportunities we see in the United States, RDOF is offering a particularly promising opportunity, with over $20 billion being allocated via reverse auction over the next 10 years. During Q4 2020, RDOF phase one reverse auction was executed, resulting in the allocation of $9.2 billion to ~180 service provider recipients supporting rural regions. We estimate approximately 15-20% of these funds to be invested in mobile and fixed broadband access equipment and aligned with the DZS market-leading broadband access portfolio.  A number of existing DZS customers were award winners of RDOF.

To lead our market expansion initiatives inclusive of the Americas (North America and Latin America) and EMEA (Europe, Middle East, and Africa), we promoted previous Americas region sales leader Jay Hilbert to lead AEMEA (Americas and EMEA). Prior to joining DZS in August of 2020, Jay led global sales at Airvana, which was acquired by CommScope, global sales with Cambium Networks, and Alcatel (acquired by Nokia).

   | 7

Q4 2020 & Full Year 2020 Stockholder Report

On Feb. 22, 2021, we announced our DZS Velocity any-PORT / any-PON broadband access services solution, which we believe will be highly valued by RDOF recipients. The new any-PORT / any-PON technology will provide service providers with the enhanced flexibility, agility, and cost optimization necessary to manage their evolving broadband networks.

On Feb. 18, 2021, DZS announced that it will strategically partner and join the NCTC (National Cable Television Cooperative) to accelerate mobile and fixed broadband deployment opportunities in the United States. Composed of over 700 broadband and cable operator members, this group represents the majority of communications service providers in the United States. As an NCTC preferred supplier, DZS will have facilitated access to their member operators, many of whom are or could become RDOF award recipients. We see this partnership as an additional catalyst to achieving our market penetration goals in the United States.

In addition to the sales, product, and marketing workstreams underway in the United States, DZS is aggressively pursuing mobile and fixed broadband opportunities across Canada, EMEA, and South East Asia, resulting from network security bans of Chinese vendors, the emergence of 5G O-RAN and the copper to fiber broadband upgrade cycle that is underway. We estimate the Chinese equipment cap & grow and replacement opportunity to be in the billions of dollars over the next five years.

Strategic Board of Directors Appointments

On Jan. 4, DZS announced the appointment of Matt Bross and Barbara Carbone to our board of directors (link). Mr. Bross brings to DZS 30 years of telecom experience having previously served as the CTO of the British Telecom Group, CTO of Williams Communications (Lumen), and Global CTO and President of Huawei Technologies.

Today, Mr. Bross is the Chairman of the Global Information Infrastructure Commission (GIIC) and previously served on the board of Sonus Networks (Ribbon Communications), and the Alliance for Telecommunications Industry Solutions (ATIS).

Ms. Carbone is a recognized business leader and audit partner with expertise across software, media, consumer products, manufacturing, and financial domains. For nearly 40 years, Ms. Carbone has contributed to KPMG’s market share growth with Fortune 1000 companies. Ms. Carbone’s experience transforming businesses through mergers and acquisitions, workforce management, divestitures, spinoffs, IPOs, and navigation of public and private markets has given her a diverse and valuable perspective.

Mr. Bross and Ms. Carbone add diversity to our board and thought leadership as DZS aligns its vision and growth playbook with the expanding mobile and fixed broadband growth opportunities in front of us.

On Feb. 22, 2021, we announced our DZS Velocity any- PORT / any-PON broadband access services solution... Matt Bross Barbara Carbone

   | 8

Q4 2020 & Full Year 2020 Stockholder Report

New Product Introduction and Margin Expansion Roadmap

In Q4 2020, we commenced technology, operational, sales, and financial workstreams specifically pertaining to new product introductions (NPI) and roadmap alignment with market trends and customer requirements, supply chain and manufacturing optimization, tariff mitigation, and new service attachment programs designed to capture cost synergies and margin expansion. Throughout the quarter, significant progress was made, and we expect 2021 to be an inflection point to realize many of the cost and margin expansion workstreams that are underway. We anticipate that our margin expansion initiatives will deliver improved earnings and enable further advancements in innovation and sales expansion.

Nevertheless, we continue to prepare as best as possible for the rippling and unpredictable ramifications of COVID-19 on manufacturing and transportation,      particularly as it relates to semiconductors.

Margin Improvement is a Key Initiative for DZS, and We Are Pursuing Improvements Across Several Areas Concurrently

2020 Adj. Gross Margin	Operational Synergies	Service Expansion	Geographic Mix	NPI 2021+ Adj. Gross Margin

   | 9

Q4 2020 & Full Year 2020 Stockholder Report

Portfolio Enhancements and Product Innovation

DZS continues to expand its intelligent converged edge portfolio including mobile transport, and broadband access solutions. Recent innovations have focused on adding coherent optics and long-reach transport solutions to our mobile transport portfolio, and the introduction of a unifying network operating system strategy across DZS product lines.

DZS Intelligent Converged Edge Solutions

On Feb. 8, 2021, DZS completed the acquisition of coherent optics technology innovator Optelian. The acquired portfolio of optical transport products is renamed “O-series” and extends the DZS portfolio of carrier grade networking products with 100 gigabit and above transport solutions providing flexibility at the network edge.

O-series products feature advanced designs supporting remote and far edge deployment scenarios. As 5G and 10 gigabit services proliferate around the world, the DZS environmentally hardened coherent optical solutions and the DZS O-series will provide compelling options for service providers globally.

DZS continues to expand its product portfolio across its intelligent, packet-based mobile transport, and broadband access converged-edge solutions.

   | 10

Q4 2020 & Full Year 2020 Stockholder Report

On Feb. 22, DZS announced the DZS Chronos mobile transport solutions portfolio. Open, software defined, and proven, our Fronthaul, Midhaul, and Backhaul solutions feature flexible topologies and architectures, including O-RAN, across packet and optical transport technologies.

This portfolio was recently enhanced by the addition of the O-series coherent optics products for high capacity backhaul transport. With the rise of 5G-based networks, success depends on meeting new demands for extreme low latency and high performance synchronization; DZS meets these requirements with specialized mobile-oriented capabilities including Time Sensitive Networking (TSN), preemption, Grand Master and GPS / GNSS receiver functions. The DZS Chronos portfolio draws from a wide array of fiber-enabled systems and is powered by the fully SDN-enabled sdNOS (Network Operating System).

The DZS Chronos Intelligent Converged Edge Mobile Transport Portfolio Provides a Comprehensive Range of Fronthaul/Midhaul/Backhaul Solutions

On Feb. 22, DZS also announced the DZS Velocity Broadband Access solutions portfolio, providing carriers with extraordinary flexibility through the latest fiber access technologies and SDN-enabled operational models. In today’s hyper-connected world where the volume of connected devices is exploding, applications demand more bandwidth, and connectivity is increasingly judged by an always-on standard measured in gigabits per second, the DZS Velocity broadband access portfolio will address these challenges head-on with software-enabled agility, high performance, and deployment flexibility to enable carrier network transformation and success.

With a broad array of products powered by sdNOS – a modern SDN-enabled Network Operating System that will support a wide range of DZS fiber-based broadband access systems, switches and routers – service providers can leverage the DZS Velocity broadband access portfolio to find the right fit for their network requirements from the regional datacenter to head end, central office or edge cloud sites to the far edge of the network.

In a dynamic and everchanging consumer and enterprise world, we believe success will be achieved by enabling network agility, flexibility, interoperability, and open standards to ensure that our customers are able to deliver cost effective new services, on-time and with flawless performance.

On Feb. 22, DZS announced the DZS Chronos Intelligent Converged Edge Mobile Transport portfolio… …and the DZS Velocity Broadband Access portfolio.

   | 11

Q4 2020 & Full Year 2020 Stockholder Report

Both DZS Chronos and DZS Velocity portfolios are integrated with and complemented by a wide array of customer premises equipment products. These offerings range from optimized network interface devices to high-end home gateways supporting features such as Easy-Mesh Wi-Fi. Already representing millions of unit shipments for DZS each year, our customer premises portfolio will continue to expand, extending our value into intelligent and smart homes, cities, and enterprises, with Wi-Fi 6 and Fixed Wireless Access technologies.

DZS Chronos & Velocity Portfolios, Complemented by an Array of Customer Premises Solutions, Provide a Powerful Intelligent Converged Edge

Already representing millions of unit shipments for DZS each year, our customer premises portfolio will continue to expand.

   | 12

Q4 2020 & Full Year 2020 Stockholder Report

Fourth Quarter and Full-Year Financial Results

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Key Financial Results	2020	2020	2019	2020	2019
	($ in millions, except per share amounts)
Net revenue	$88.7	$93.9	$77.6	$300.6	$306.9
GAAP Net income (loss) attributable to DZS	(14.0)	(0.1)	(10.2)	(23.1)	(13.5)
Non-GAAP Net income (loss) attributable to DZS(1)	(1.2)	4.3	(2.3)	(0.3)	2.0
GAAP Net income (loss) per share	(0.65)	(0.01)	(0.48)	(1.07)	(0.69)
Adjusted Net income (loss) per share(1)	(0.06)	0.20	(0.11)	(0.01)	0.10
Adjusted EBITDA(1)	0.4	6.4	1.0	5.2	9.3
Cash, cash equivalents and restricted cash	54.4	40.4	33.4	54.4	33.4

Quarterly data may not sum to full year data due to rounding.
(1) Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder latter.

Following record revenue in the third quarter of 2020, DZS delivered the second-best revenue quarter in company history with revenue of $88.7 million in the fourth quarter of 2020, exceeding the high-end of our $75-80 million guidance range and achieving a 14% increase year-over-year. The same trends that we experienced during the third quarter persisted into the fourth quarter including strong growth, particularly for our market-first mobile edge access transport products and fiber-based broadband access solutions. The emergence of 5G continued to fuel growth across our mobile transport portfolio, which represented 31% of revenue in the fourth quarter, increasing nearly 250% year-over-year. During the fourth quarter, one customer represented greater than 10% of total revenue.

Revenue for the full year of 2020 was $300.6 million compared with $306.9 million for 2019. While overall revenue in 2020 was relatively flat, mobile broadband (4G/5G) design wins, new projects, and the timing of such projects and design wins delivered an approximate 150% year-over-year increase to mobile revenue, which represented 26% of total revenue. Mobile growth in 2020 offset declines in fixed broadband access. For 2020, we had two customers that each represented greater than 10% of total revenue.

DZS Mobile Transport Revenues Grew Substantially in 2020, Especially in the Second Half of the Year

*Fixed Broadband includes Broadband Access, Connected Premises, Software and Services and Raw Materials revenues. Mobile includes Fronthaul, Midhaul, and Backhaul equipment revenues.

...mobile broadband (4G/5G) design wins, new projects, and the timing of such projects and design wins delivered an approximate 150% year-over- year increase...

   | 13

Q4 2020 & Full Year 2020 Stockholder Report

As a result of continued momentum in South Korea, Japan, Vietnam, and Taiwan for our next generation mobile edge access transport and fixed broadband access solutions, sales to customers in Asia represented 61% of revenue in the fourth quarter, or $53.7 million. By comparison, revenue from Asia was $57.0 million in the third quarter of 2020 and $44.6 million in the fourth quarter of 2019. The sequential decline was the result of project timing of various mobile transport and fixed broadband projects following the record third quarter revenue. For the full year, revenue from Asia increased 6.4% to $174.2 million, representing 57.9% of total revenue with the growth primarily driven by strong sales of mobile transport solutions.

Sales to customers in the Americas region were $18.2 million in the fourth quarter of 2020, representing 20% of revenue and increasing 7.4% from $16.9 million in the third quarter of 2020 and 29.0% from $14.1 million in the fourth quarter of 2019. For the full year, revenue from the Americas decreased 4.5% to $61.9 million. Despite the full year decline, revenue during the second half of 2020 increased 12.8% compared with the comparable period of 2019, aligned with new management and improved alignment with customers and partners. From a product line perspective, we recognized increasing sales of fiber access products in the Americas region in the second half of 2020.

Sales to customers in the EMEA region were $16.8 million, or 19% of total revenue in the fourth quarter of 2020, a decline of 15.7% from $19.9 million in the third quarter of 2020 and lower by 11.1% from $18.9 million in the fourth quarter of 2019. The decline in both periods was the result of lower sales of copper-based broadband access solutions as the industry shifts to fiber-based broadband solutions as well as the DZS exit from a lower margin contract manufacturing agreement. For the full year, EMEA revenue declined 17.6%.

Overcoming tight supply chain conditions, adjusted gross margin for the fourth quarter of 2020, which excludes depreciation and amortization, and stock-based compensation was 33.1%. Adjusted gross margin benefited from a mix shift within our customer base compared with an adjusted gross margin of 30.6% in the third quarter of 2020. For the full year, adjusted gross margin was 32.9% compared with 33.5% in 2019 with the decline influenced by sales into new customer projects in the second half of 2020 in addition to certain constraints within the semiconductor supply chain.

   | 14

Q4 2020 & Full Year 2020 Stockholder Report

GAAP operating expense was $37.6 million, compared to $26.2 million in the third quarter of 2020 and $30.5 million in the fourth quarter of 2019. GAAP operating expense was impacted by a $6.5 million non-cash intangible asset impairment charge. GAAP operating expense also was adversely impacted by a non-cash $3.1 million reserve for bad debt expense for a customer in India. GAAP operating expense for the full year increased by $2.3 million to $109.4 million, attributed to one-time expenses associated with the build-out of the company’s new headquarters facility in Plano, Texas, including a new Center of Excellence, state-of-the-art engineering lab facilities as well as executive transition costs.

Adjusted operating expense, which excludes depreciation and amortization, stock- based compensation, executive transition costs, headquarter relocation costs, and the intangible asset impairment, was $25.2 million compared with $22.3 million in the third quarter of 2020 and $23.3 million in the fourth quarter of 2019. The increase on both a sequential and year-over-year basis was the result of adjusting sales compensation to a more variable compensation model and adding sales, product, and research and development resources. Adjusted operating expense for the full year of 2020 declined 4.7% to $89.9 million due to cost-saving initiatives taken during the second half of 2019 as well as cost containment efforts undertaken in response to COVID-19.

Adjusted operating income was $4.2 million in the fourth quarter, or 4.7% of sales which compares with $6.4 million, or 6.9% of sales, in the third quarter of 2020 and $2.4 million, or 3.0% of sales, in the fourth quarter of 2019. The sequential decline was the result of the increase in adjusted operating expenses while adjusted operating profit dollars only increased marginally due to slightly lower sequential sales volumes. The increase compared with the fourth quarter of 2019 was due to an increase in year-over-year sales volumes, offset by the increase in adjusted operating expenses. For the full year 2020, adjusted operating income increased modestly to $8.9 million, representing 3.0% of revenue as our lower adjusted operating expense was partially offset by a slight decline in full year revenue and slightly lower adjusted gross margin.

Our GAAP net loss was ($14.0) million, or ($0.65) loss per diluted share. This compares to a GAAP net loss of ($0.1) million, or ($0.01) per share, in the third quarter of 2020 and a loss of ($10.2) million, or ($0.48) per share, in the fourth quarter of 2019. Our GAAP net loss for the full year was ($23.1) million, or ($1.07) per share compared with a loss of ($13.5) million, or ($0.69) per share for 2019.

After removing depreciation and amortization, stock-based compensation, costs associated with our headquarters relocation from California to Texas, our executive transitions, asset impairment, and a reserve for accounts receivable in India, we recognized an adjusted net loss in the fourth quarter of 2020 of ($1.2) million, or ($0.06) per share. By comparison, adjusted net income was $4.3 million, or $0.20 per share, in the third quarter of 2020 while we recognized an adjusted net loss of ($2.3) million, or ($0.11) per share in the fourth quarter of 2019. During the fourth quarter of 2020, we recognized ($3.7) million of realized and unrealized foreign currency exchange losses largely in connection with our Korean Won denominated shareholder loans. Our shareholder loans were extinguished in February 2021, and the vast majority of remaining debt is expected to be paid down by March 31, 2021.

   | 15

Q4 2020 & Full Year 2020 Stockholder Report

For 2020, our adjusted net loss was ($0.3) million, or ($0.01) per share compared with an adjusted net income of $2.0 million, or $0.10 per share, in 2019. In addition to the reasons cited in adjusted operating income, our adjusted net loss for 2020 was influenced by the ($3.7) million foreign currency expense recognized during the fourth quarter of 2020.

Adjusted EBITDA for the fourth quarter of 2020 was $0.4 million, or 0.4% of revenue. This compares to an adjusted EBITDA of $6.4 million in the prior quarter and $1.0 million in the fourth quarter of 2019. Adjusted EBITDA during the fourth quarter includes the aforementioned ($3.7) million of realized and unrealized foreign currency exchange losses largely in connection with our now extinguished Korean Won denominated shareholder loans.

Balance Sheet Highlights

($ In millions)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Cash, cash equivalents and restricted cash	$33.4	$35.7	$47.2	$40.4	$54.4
Debt	$36.5	$39.7	$56.8	$51.5	$43.5
DSO	132	169	129	105	105
Inventory	$35.4	$39.9	$48.2	$43.9	$39.6
Inventory Turns	5.2x	3.2x	4.2x	5.6x	5.6x

We recognized strong cash flow during the fourth quarter of 2020 as cash increased by $14.0 million bringing our total cash balance at the end of 2020 to $54.4 million despite the paydown of $8.0 million of debt. Following record revenue in the third quarter of 2020, we had a strong collections quarter while our integration initiatives have enabled continued improved inventory management, with inventory turns improving throughout 2020 to 5.6x in the fourth quarter. DSOs also were maintained at significantly lower levels in the fourth quarter relative to the first half of 2020 and the year ago period.

Due to these factors, we improved our net cash position by approximately $22 million in the quarter from a $11.1 million net debt position as of Sept. 30, 2020, to a net cash position of $10.9 million at the end of 2020. After the quarter, we issued 4.6 million shares in a $64 million follow-on equity offering raising net proceeds of $60.2 million. Following the equity offering, we paid down $29.2 million of debt.

We recognized strong cash flow during the fourth quarter of 2020 as cash increased by $14.0 million bringing our total cash balance at the end of 2020 to $54.4 million...

   | 16

Q4 2020 & Full Year 2020 Stockholder Report

First Quarter 2021 and Full Year 2021 Guidance

Looking forward to our first quarter 2021 financial outlook, our backlog as of Jan. 1, 2021 was approximately $71 million, relatively flat compared with backlog at the end of the third quarter of 2020. For the full year 2021, we remain optimistic that our technology vision and growth strategy aligned with the current market trends coupled with the company’s newly adopted cost management and supply chain workstreams will lead to favorable on-going results throughout 2021 and beyond. We anticipate that trends and outcomes resulting from the pandemic over the past 12 months will yield an increase in mobile and fixed broadband investments by communications service providers due to the surge in network usage and internet traffic derived from employees working and students learning from home, and an increase in e-gaming and streaming video.

While the broader market for 2021 remains positive and favorable for DZS, Q1 is a seasonally softer quarter due to regional sales mix, rollout schedules, and timing of service provider budget approvals. Operationally, DZS is committed to making the necessary product and sales investments to accelerate growth, capture market share, and to secure the necessary semiconductor chips aligned with our robust sales pipeline.

Business and market risks in 2021 include sourcing and availability challenges due to abnormally extended lead times with our semiconductor and EMS suppliers, and the uncertainty surrounding a potential third wave of COVID, which may delay our ability to meet shipment dates, potentially impacting revenue and margins.

With that backdrop, we are providing revenue and adjusted EBITDA guidance for the first quarter of 2021 and full year 2021 as follows and reflects our outlook as of the date of this stockholder report:

	Q1 2021		Full Year 2021
	Low	High	Low	High
	($ in millions)
Net revenue	$70.0	$75.0	$310.0	$330.0
Adjusted Gross margin %(1)	30.5%	32.0%	33.5%	35.0%
Adjusted Operating expenses(1)	27.5	26.5	100.5	96.5
Adjusted EBITDA(1)	(5.3)	(1.7)	1.4	17.0

(1) Item represents a non-GAAP financial Measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder letter.

   | 17

Q4 2020 & Full Year 2020 Stockholder Report

Summary

The forecasted sum value of equipment sold in the Fiber Mobile Transport and Fixed Broadband Access markets over the next five years (2020-2024) is $85 billion in aggregate, growing at an 8.4% compound annual rate (source: Omdia Macrocell Mobile Backhaul Equipment Tracker 2H20, Mobile Fronthaul Equipment Report – 2020, and Wireline Broadband Access Equipment Forecast

- 2019-2025). With a growing number of countries (United States, United Kingdom, Australia, Finland, Japan, and India) already formally banning Chinese OEMs and dozens of other countries assessing security concerns, combined with emerging 5G O-RAN networks, and the $9.2 billion phase I RDOF, near- to long-term market conditions are favorable. In addition to these market conditions and Chinese security bans noted above, competitive intensity in the mobile and fixed broadband access market globally is trending favorably.

DZS transformation initiatives and workstreams have been thorough and swift, extending across all corporate functions including our recent Optelian acquisition. Optelian complements our existing mobile edge access portfolio and catalyzes our expansion into the North America Tier I/II customer footprint. In unison, these initiatives are designed to drive sales growth and margin expansion over the coming years.

Further enhancing our transformation, DZS successfully executed a $64 million follow-on equity offering, which has strengthened our balance sheet, eliminated our debt, and improved financial flexibility for future growth opportunities. During the fourth quarter, DZS appointed Matt Bross and Barbara Carbone to our Board of Directors, strengthening our corporate oversight and board diversification.

On May 13, 2021, DZS will host its inaugural Horizons investor day featuring insights from CEO Charlie Vogt, CTO Andrew Bender, product leader Miguel Alonso, and CFO Tom Cancro.

We value our customers and our stockholders for their loyalty and continued support. Sincerely,
Charlie Vogt President & CEO	Tom Cancro Chief Financial Officer
Conference Call DZS will host a conference call to discuss its fourth quarter financial results on Monday, February 22, 2021 at 4:30 p.m. (ET).
Conference call details: Date: Monday, February 22, 2021 Time: 4:30 p.m. Eastern time zone U.S. dial-in number: 877-742-9182 International number: +1-602-563-8857	Conference ID: 3391564 Webcast link: https://edge.media-server. com/mmc/p/zqjk42dw
Investor Inquiries Ted Moreau Vice President, Investor Relations ir@dzsi.com

   | 18

Q4 2020 & Full Year 2020 Stockholder Report

About DZS

DZS Inc. (NSDQ: DZSI) is a global leader of intelligent, packet-based mobile transport and broadband access converged edge solutions with more than 20 million products in-service with customers and alliance partners spanning more than 100 countries.

DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec. gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Use of Non-GAAP Financial Information

To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted (Non-GAAP) Net Income attributable to DZS (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific expenses and gains that DZS believes are not indicative of core operating results. Further, each of these are non-GAAP measures of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost, such as, inventory step-up amortization, any of which may or may not be recurring in nature.

We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies.

DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as, inventory step-up amortization, any of which may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies.

DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as merger and acquisition costs, purchase price adjustment, goodwill impairment, impairment of long-lived assets or loss on debt

   | 19

Q4 2020 & Full Year 2020 Stockholder Report

extinguishment, restructuring and other charges, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable)

(i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as merger and acquisition costs, purchase price adjustment, goodwill impairment, impairment of long-lived assets or loss on debt extinguishment, restructuring and other charges, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Non-GAAP net income (loss) attributable to DZS as GAAP Net Income plus or minus (as applicable)

(i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as merger and acquisition costs, inventory step-up amortization, purchase price adjustment, goodwill impairment, impairment of long-lived assets or loss on debt extinguishment, restructuring and other charges, any of which may or may not be recurring in nature. We believe Non-GAAP net income (loss) attributable to DZS provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies.

DZS defines EBITDA as net income (loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock-based compensation expenses, and (ii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as merger and acquisition transaction costs, inventory step-up amortization, purchase price adjustment, goodwill impairment, gain or (loss) on sale of assets, impairment of long-lived assets or loss on debt extinguishment, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds.

A reconciliation of EBITDA and Adjusted EBITDA to each of their respective GAAP counterparts for the three months ended December 31, 2020, and December 31, 2019 is included at the end of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below. Reconciliations of the other Non-GAAP measures included herein to their GAAP counterparts are provided in the section below entitled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Guidance”.

   | 20

Q4 2020 & Full Year 2020 Stockholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share data)

	For the Quarters Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2020
Net revenue	$88,681	$93,947	$77,605	$300,640	$306,882
Cost of revenue	59,757	65,755	52,323	203,761	206,771
Gross profit	28,924	28,192	25,282	96,879	100,111
Operating expenses:
Research and product development	10,594	8,903	9,004	37,459	38,516
Selling, general and administrative	20,196	16,925	15,522	64,041	61,206
Intangibles impairment charge	6,472	-	-	6,472	-
Restructuring and other charges	-	-	4,908	-	4,908
Amortization of intangible assets	302	387	101	1,432	1,507
Goodwill impairment charge	-	-	1,003	-	1,003
Total operating expenses	37,564	26,215	30,538	109,404	107,140
Operating income (loss)	(8,640)	1,977	(5,256)	(12,525)	(7,029)
Interest income	(21)	14	(68)	77	456
Interest expense	(532)	(446)	(742)	(2,035)	(3,981)
Loss on debt extinguishment	-	-	-	(1,369)	–
Other income (expense), net	(3,798)	(41)	(1,641)	(3,729)	876
Income (loss) before income taxes	(12,991)	1,504	(7,707)	(19,581)	(9,678)
Income tax (benefit) provision	1,049	1,619	2,487	3,501	3,585
Net income (loss)	(14,040)	(115)	(10,194)	(23,082)	(13,263)
Net income (loss) attributable to non-controlling interest	-	-	-	-	194
Net income (loss) attributable to DZS Inc.	$(14,040)	$(115)	$(10,194)	$(23,082)	$(13,457)

Earnings (loss) per share attributable to DZS Inc.:
Basic	$(0.65)	$(0.01)	$(0.48)	$(1.07)	$(0.69)
Diluted	$(0.65)	$(0.01)	$(0.48)	$(1.07)	$(0.69)
Weighted average shares outstanding:
Basic	21,761	21,592	21,392	21,588	19,403
Diluted	21,761	21,592	21,392	21,588	19,403

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(14,040)	$(115)	$(10,194)	$(23,082)	$(13,263)
Interest expense, net	553	432	810	1,958	3,525
Income tax (benefit) provision	1,049	1,619	2,487	3,501	3,585
Depreciation and amortization	1,208	1,386	1,005	5,143	5,115
EBITDA	$(11,230)	$3,322	$(5,892)	$(12,480)	$(1,038)
Stock-based compensation	1,303	1,660	690	4,613	3,508
Merger and acquisition costs	-	-	-	-	337
loss on debt extinguishment	-	-	-	1,369	-
Inventory step-up amortization	-	-	-	-	577
Bargain purchase gain on acquisition	-	-	334	-	-
Headquarters relocation	26	35	-	61	-
Executive transition	664	1,383	-	2,047	-
Intangibles impairment	6,472	-	-	6,472	-
Bad debt expense	3,119	-	-	3,119	-
Restructuring and other charges	-	-	4,908	-	4,908
Goodwill impairment charge	-	-	1,003	-	1,003
Adjusted EBITDA	$354	$6,400	$1,043	$5,201	$9,295

   | 21

Q4 2020 & Full Year 2020 Stockholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	December 30,	December 30,
Assets	2020	2019
Current assets
Cash, cash equivalents and restricted cash	$54,419	$33,393
Accounts receivable, net	97,253	96,865
Other receivables	9,165	8,124
Inventories	39,572	35,439
Contract assets	6,182	16,680
Prepaid expenses and other current assets	5,332	4,185
Total current assets	211,923	194,686
Property, plant and equipment, net	7,146	6,769
Right-of-use assets from operating leases	18,483	20,469
Goodwill	3,977	3,977
Intangible assets, net	3,377	12,381
Deferred tax assets	1,405	1,622
Other assets	5,919	6,243
Total assets	$252,230	$246,147
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$49,250	$41,585
Short-term debt	13,787	17,484
Contract liabilities	4,400	3,567
Operating lease liabilities	4,494	4,201
Accrued and other liabilities	16,707	12,964
Total current liabilities	88,638	79,801
Long-term debt	29,754	19,033
Contract liabilities	2,471	3,230
Operating lease liabilities	15,959	18,154
Pension liabilities	20,052	17,671
Other long-term liabilities	1,777	1,710
Total liabilities	158,651	139,599
Stockholders' equity
Common stock	22	21
Additional paid-in capital	147,997	139,700
Accumulated other comprehensive loss	(2,124)	(3,939)
Accumulated deficit	(52,316)	(29,234)
Total stockholders' equity	93,579	106,548
Total liabilities and stockholders' equity	$252,230	$246,147

   | 22

Q4 2020 & Full Year 2020 Stockholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Results

($ in thousands, except per share data)

The reconciliation of EBITDA and Adjusted EBITDA to net income is included above in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). Set forth below are reconciliation of Non-GAAP Cost of Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Operating Income (Loss), Non-GAAP Net Income (Loss) Attributable to DZS Inc, and Non-GAAP Net Income (Loss) per Diluted Share Attributable to DZS Inc, to GAAP Cost of Revenue, Gross Profit, Operating Expenses, Operating Income (Loss), Net Income (Loss) Attributable to DZS Inc, and Net Income (Loss) per Diluted Share Attributable to DZS Inc, respectively, which the Company considers to be the most directly comparable U.S. GAAP financial measures.

	Three Months Ended December 31, 2020
						Net Income
					Nel Income	(Loss) per
					(Loss)	Diluted Share
	Cost of	Gross	Operating	Operating	Attributable	Attributable
	Revenue	Profit	Expenses	Income (Loss)	to DZS Inc.	to DZS Inc.
GAAP amount	$59,757	$28,924	$37,564	$(8,640)	$(14,040)	$(0.65)
Adjustments to GAAP amounts:
Depreciation and amortization	(401)	401	(807)	1,208	1,208	0.06
Stock-based compensation	(46)	46	(1,257)	1,303	1,303	0.06
Headquarters relocation	-	-	(26)	26	26	0.00
Executive transition	-	-	(664)	664	664	0.03
Intangibles impairment	-	-	(6,472)	6,472	6,472	0.30
Bad debt expense	-	-	(3,119)	3,119	3,119	0.14
Adjusted (Non-GAAP) amount	$59,310	$29,371	$25,219	$4,152	$(1,248)	$(0.06)

	Three Months Ended September 30, 2020
						Net Income
					Net Income	(Loss) per
					(Loss)	Diluted Share
	Cost of	Gross	Operating	Operating	Attributable	Attributable
	Revenue	Profit	Expenses	Income (Loss)	to DZS Inc.	to DZS Inc.
GAAP amount	$65,755	$28,192	$26,215	$1,977	$(115)	$(0.01)
Adjustments to GAAP amounts:
Depreciation and amortization	(503)	503	(863)	1,386	1,386	0.06
Stock-based compensation	(16)	16	(1,644)	1,660	1,660	0.08
Headquarters relocation	-	-	(35)	35	35	-
Executive transition	-	-	(1.383)	1,383	1,383	0.06
Adjusted (Non-GAAP) amount	$65,236	$28,711	$22,270	$6,441	$4,349	$0.20

   | 23

Q4 2020 & Full Year 2020 Stockholder Report

	Three Months Ended December 31, 2019
						Net Income
					Net Income	(Loss) per
					(Loss)	Diluted Share
	Cost of	Gross	Operating	Operating	Attributable	Attributable
	Revenue	Profit	Expenses	Income (Loss)	to DZS Inc.	to DZS inc.
GAAP amount	$52,323	$25,282	$30,538	$(5,256)	$(10,194)	$(0.48)
Adjustments to GAAP amounts:
Depreciation and amortization	(399)	399	(606)	1,005	1,005	0.05
Stock-based compensation	(10)	10	(680)	690	690	0 03
Restructuring cost	-	-	(4,908)	4,908	4,908	0.23
Goodwill impairment	-	-	(1,003)	1,003	1,003	0.05
Bargain purchase gain on acquisition	-	-	-	-	334	0.02
Adjusted (Non-GAAP) amount	$51,914	$25,691	$23,341	$2,350	$(2,254)	$(0.11)

	Twelve Months Ended December 31, 2020
						Net Income
					Net Income	(Loss) per
					(Loss)	Diluted Share
	Cost of	Gross	Operating	Operating	Attributable	Attributable
	Revenue	Profit	Expenses	Income (Loss)	to DZS Inc.	to DZS inc.
GAAP amount	$203,761	$96,879	$109,404	$(12,525)	$(23,082)	$(1.07)
Adjustments to GAAP amounts:
Depreciation and amortization	(1,842)	1,842	(3,301)	5,143	5,143	0.24
Stock-based compensation	(86)	86	(4,527)	4,613	4,613	0.21
Loss on debt extinguishment	-	-	-	-	1,369	0.06
Headquarters relocation	-	-	(61)	61	61	-
Executive transition	-	-	(2,047)	2,047	2,047	0.10
Intangibles impairment	-	-	(6,472)	6,472	6,472	0.30
Bad debt expenses	-	-	(3,119)	3,119	3,119	0.15
Adjusted (Non-GAAP) amount	$201,833	$98,807	$89,877	$8,930	$(258)	$(0.01)

	Twelve Months Ended December 31, 2019
						Net Income
					Net Income	(Loss) per
					(Loss)	Diluted Share
	Cost of	Gross	Operating	Operating	Attributable	Attributable
	Revenue	Profit	Expenses	Income (Loss)	to DZS Inc.	to DZS Inc.
GAAP amount	$206,771	$100,111	$107,140	$(7,029)	$(13,457)	$(0.69)
Adjustments to GAAP amounts:
Depreciation and amortization	(2,012)	2,012	(3,103)	5,115	5,115	0.26
Stock-based compensation	(41)	41	(3,467)	3,508	3,508	0.18
Merger and acquisition costs	-	-	(337)	337	337	0.02
Inventory step-up amortization	(577)	577	-	577	577	0.03
Restructuring cost	-	-	(4,908)	4,908	4,908	0.25
Goodwill impairment	-	-	(1,003)	1,003	1,003	0.05
Adjusted (Non-GAAP) amount	$204,141	$102,741	$94,322	$8,419	$1,991	$0.10

   | 24

Q4 2020 & Full Year 2020 Stockholder Report

DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Guidance

($ in millions, except percentages)

The reconciliation of Adjusted EBITDA, Adjusted Gross margin and Adjusted Operating expenses to Net income (Loss), Gross margin and Operating expenses, respectively, which the Company considers to be the most directly comparable U.S. GAAP Measures.

	Q1 2021		Full Year 2021
	Low	High	Low	High
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(8.2)	$(5.1)	$(24.6)	$(10.4)
Interest expense, net	0.1	0.1	1.5	1.5
Income tax expense	(0.1)	0.4	3.7	5.0
Depreciation and amortization	1.4	1.4	5.8	5.8
EBITDA	(6.8)	(3.2)	(13.6)	1.9
Stock-based compensation	1.1	1.1	4.2	4.2
Executive transition	0.3	0.3	0.7	0.8
HQ Relocation	0.1	0.1	0.1	0.1
Transformational initiatives	-	-	10.0	10.0
Adjusted EBITDA	$(5.3)	$(1.7)	$1.4	$17.0

Reconciliation of Gross Margin to Adjusted Gross Margin:
Gross margin	29.8%	31.3%	32.9%	34.4%
COGS Depreciation and amortization	0.7%	0.6%	0.6%	0.6%
Adjusted Gross margin	30.5%	32.0%	33.5%	35.0%

Reconciliation of Operating Expenses to Adjusted Operating Expenses:
Operating expenses	$29.8	$28.8	$119.3	$115.3
Depreciation and amortization	0.9	0.9	3.8	3.8
Stock-based compensation	1.1	1.1	4.1	4.1
Executive transition	0.2	0.2	0.8	0.8
HQ Relocation	0.1	0.1	0.1	0.1
Transformational initiatives	-	-	10.0	10.0
Adjusted Operating expenses	$27.5	$26.5	$100.5	$96.5

   | 25

Enabling the Hyper-Connected World

Thank You